EXHIBIT 5.10

CONSENT OF EXPERT

Reference is made to the feasibility study entitled “Technical Report on the Brucejack Gold Mine, Northwest British Columbia” with an effective date of March 9, 2020 (the “Report”).

In connection with the filing of Pretium Resources Inc.’s short form base shelf prospectus dated June 16, 2020, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”), and the registration statement on Form F-10 dated June 16, 2020 and any amendments thereto, including any post-effective amendments (collectively, the “Registration Statement”), I, Mauricio Herrera, consent to the use of the my name and references to the Report, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

Yours truly,

/s/ Mauricio Herrera
Mauricio Herrera, Ph.D., P.Eng.
June 16, 2020